UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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HARMONIC INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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HARMONIC INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2009
TO THE STOCKHOLDERS OF HARMONIC INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Harmonic Inc., a Delaware corporation (the “Company”), will be held on May 21, 2009 at 8:00 a.m., Pacific Time, at the Company’s office, at 641 Baltic Way, Sunnyvale, California 94089, for the following purposes:

1.	To elect eight directors to serve until the earlier of the 2010 Annual Meeting of Stockholders or until their successors are elected and duly qualified.

2.	To approve an amendment to the 2002 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder by 2,000,000 shares.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. Only stockholders of record at the close of business on March 23, 2009 are entitled to Notice of Internet Availability of Proxy Materials and to vote at the Annual Meeting and any adjournment or postponement thereof. We expect to mail the Notice of Internet Availability of Proxy Materials on or about April 3, 2009.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting , you are urged to vote as instructed in the Notice of Internet Availability of Proxy Materials, via the Internet or by telephone, as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice of Internet Availability of Proxy Materials to request a paper proxy card to submit your vote by mail. Any stockholder of record attending the Annual Meeting may vote in person even if such stockholder has previously voted by another method.

By Order of the Board of Directors,

Robin N. Dickson,
Corporate Secretary
Sunnyvale, California

March 31, 2009

YOUR VOTE IS IMPORTANT

In order to assure your representation at the Annual Meeting, you are requested to vote, at your earliest convenience, by any of the methods described in the accompanying proxy statement. If you decide to attend the Annual Meeting and would prefer to vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE (i) BY TELEPHONE, (ii) BY INTERNET, (iii) REQUEST A PAPER PROXY CARD, AND COMPLETE, SIGN, DATE AND RETURN SUCH PAPER PROXY CARD BY MAIL, OR (iv) ATTEND THE ANNUAL MEETING AND VOTE IN PERSON.

HARMONIC INC.

549 BALTIC WAY
SUNNYVALE, CALIFORNIA 94089

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Harmonic Inc., a Delaware corporation (“Harmonic” or the “Company”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held May 21, 2009 at 8:00 a.m., Pacific Time, or at any adjournments and postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s office, at 641 Baltic Way, Sunnyvale, California 94089. The telephone number of the Company’s principal executive offices is 1-408-542-2500, and the address of the Company’s principal executive offices is 549 Baltic Way, Sunnyvale, California 94089.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with rules and regulations adopted in 2007 by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are now furnishing to our stockholders proxy materials, including our Annual Report to Stockholders (collectively, the “Proxy Materials”), on the Internet. This process is designed to expedite stockholders’ receipt of Proxy Materials, lower the cost of the Annual Meeting, and conserve natural resources. On or about April 3, 2009, we will send a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) by email to those stockholders who previously requested to receive the Proxy Materials electronically and by mail to all other stockholders entitled to vote at the Annual Meeting. If you received the E-Proxy Notice by mail, you will not automatically receive a printed copy of the Proxy Materials. Instead, the E-Proxy Notice will instruct you as to how you may access and review all of the important information contained in the Proxy Materials on the Internet. The E-Proxy Notice also instructs you as to how you may submit your proxy on the Internet. If you received the E-Proxy Notice by mail and would like to receive a printed copy of our Proxy Materials, you should follow the instructions for requesting such materials included in the E-Proxy Notice.

Stockholders of record may also sign up to receive future proxy materials and other stockholder communications electronically instead of by mail. Your election to receive Proxy Materials and other stockholder communications by email will remain in effect until you terminate it. In order to receive the communications electronically, you must have an e-mail account, access to the Internet through an Internet service provider and a web browser that supports secure connections. Visit www.bnymellon.com/shareowner/isd for additional information regarding electronic delivery enrollment. Stockholders with shares registered in their names with BNY Mellon Shareowner Services LLC may authorize a proxy by the Internet at the following Internet address http://bnymellon.mobular.net/bnymellon/hlit, or telephonically by calling BNY Mellon Shareowner Services LLC at 1-888-313-0164. Proxies submitted through BNY Mellon Shareowner Services LLC by the Internet or telephone must be received by 11:59 p.m. Eastern time (8:59 p.m. Pacific time) on May 20, 2009. The giving of a proxy will not affect your right to vote in person if you decide to attend the Annual Meeting.

RECORD DATE AND VOTING SECURITIES

Stockholders of record at the close of business on March 23, 2009 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 95,587,997 shares of the Company’s common stock, $0.001 par value per share, were issued and outstanding.

REVOCABILITY OF PROXIES

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use at the Annual Meeting by delivering to the Corporate Secretary of the Company at the Company’s principal executive offices a written notice of revocation or a duly executed proxy bearing a later date, or by voting on a later date by telephone or via the Internet (only your latest-dated proxy is counted), or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

Each stockholder is entitled to one vote for each share of the Company’s common stock held as of the Record Date on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

The Company will bear the cost of soliciting proxies, including the preparation, assembly, Internet hosting, printing and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy card and any other Proxy Materials furnished to stockholders by the Company in connection with the Annual Meeting. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the Proxy Materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid to such persons for such services.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of the Company’s common stock issued and outstanding on the Record Date. Shares eligible to vote at the Annual Meeting will be counted as present at the Annual Meeting if the holder of such shares is present and votes in person at the Annual Meeting or has properly submitted a proxy card or voted by telephone or via the Internet. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote in person or by proxy at the Annual Meeting (the “Votes Cast”) with respect to such matter.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions on a given proposal will have the same effect as a vote against the proposal, but will not affect the election of directors.

The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. The Company intends to treat broker non-votes in a similar manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

STOCKHOLDER PROPOSAL PROCEDURES AND DEADLINES

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2010 annual meeting of stockholders and that stockholders desire to have included in the Company’s proxy materials relating to such meeting must be received by Harmonic at its principal executive offices at 549 Baltic Way, Sunnyvale, California 94089, Attention: Corporate Secretary, no later than December 4, 2009, which is 120 calendar days prior to the anniversary in which the Proxy Statement became available to stockholders, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the Proxy Statement and form of proxy for that meeting.

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2010 annual meeting of stockholders and that stockholders do not desire to have included in the Company’s proxy materials relating to such meeting must be received by Harmonic at its principal executive offices at 549 Baltic Way, Sunnyvale, California 94089,

Attention: Corporate Secretary, no earlier than February 20, 2010 and no later than March 22, 2010. However, if the date of the Company’s 2010 annual meeting of stockholders has been changed by more than thirty (30) days from May 21, 2009, the date of this year’s annual meeting, then for the notice by the stockholders to be timely it must be received by the Company not later than the close of business on the later of (i) ninety (90) calendar days prior to the 2010 annual meeting of stockholders, or (ii) ten (10) calendar days following the day on which the Company first publicly announces the date of such annual meeting.

If a stockholder gives notice of such proposal after the deadlines described above, or if such proposal has not complied with the appropriate procedures as set forth above and in the Company’s bylaws, the chairperson of the 2010 annual meeting of stockholders shall determine and declare at the meeting that business was not properly brought before such meeting, and, if the chairperson should so determine, he or she shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted. In addition, if a stockholder gives notice of such a proposal after the deadlines described above, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company’s 2010 annual meeting of stockholders. The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting.

Furthermore, under the Company’s bylaws, a stockholder’s notice of business to be brought before an annual meeting must set forth, as to each proposed matter: (i) a brief description of the business and reason for conducting such business at the meeting; (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and any associated person of such stockholder; (iii) the class and number of shares of the Company owned by the stockholder proposing such business and any associated person of such stockholder and any derivative positions held by the stockholder or any associated person of such stockholder; (iv) whether and to the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any associated person of such stockholder with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding, the effect of which is to mitigate loss to, or manage the risk or benefit from share price changes for, or increase or decrease the voting power of, such stockholder or any associated person of such stockholder with respect to the securities of the Company; (v) any material interest of the stockholder or any associated person of such stockholder in such business; and (vi) a statement whether either such stockholder or any associated person of such stockholder will deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to carry the proposal. In addition, to be in proper written form, a stockholder’s notice to the Secretary of the Company must be supplemented not later than ten (10) calendar days following the record date to disclose the information contained in clauses (iii) and (iv) above as of the Record Date.

A copy of the full text of the bylaw provisions discussed herein may be obtained by writing to the Company’s Corporate Secretary at our principal executive offices, or can be accessed from the Company’s filings with the SEC at www.sec.gov.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In some instances, we may deliver to multiple stockholders sharing a common address only one copy of the E-Proxy Notice. If requested orally or in writing, we will promptly provide a separate copy of the E-Proxy Notice to a stockholder sharing an address with another stockholder. Requests should be directed to our Corporate Secretary at Harmonic Inc., 549 Baltic Way, Sunnyvale, California 94089 Attention: Corporate Secretary, or to +1-408-542-2500. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Eight directors are to be elected at the Annual Meeting. Each of the directors elected at the Annual Meeting will hold office until the earlier of the Annual Meeting of Stockholders in 2010 or until such director’s successor has been duly elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the Company’s eight nominees named below, all of whom are currently directors of the Company. Each of the nominees was recommended for election by the Company’s Corporate Governance and Nominating Committee and the Board of Directors. The Company did not receive any proposals from stockholders for nominations of other candidates for election. In the event that any nominee of the Company becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the Company’s Corporate Governance and Nominating Committee to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director.

The names of the nominees for director and certain information about each of them are set forth below.

Name	Age	Principal Occupation

Lewis Solomon	75	Founder and Chairman of SCC Company
Patrick J. Harshman	44	President and Chief Executive Officer
Harold Covert	62	Chief Financial Officer, Silicon Image, Inc.
Patrick Gallagher	54	Chairman, Ubiquisys Ltd.
E. Floyd Kvamme	71	Partner Emeritus, Kleiner Perkins Caufield & Byers
Anthony J. Ley	70	Former President and Chief Executive Officer, Harmonic Inc.
William F. Reddersen	61	Former Executive Vice President, BellSouth
David R. Van Valkenburg	67	Chairman, Balfour Associates, Inc.

Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships between any directors or executive officers of the Company.

Lewis Solomon has been a director since January 2002 and was elected Chairman of the Board in June 2008. Mr. Solomon has been Chairman and CEO of SCC Company, a consulting firm specializing in technology, since 1990. Mr. Solomon also co-founded Broadband Services, Inc. (BSI), an outsource provider of supply chain management, network planning, and fulfillment services and was Chief Executive Officer from 1999 to 2004. From 1983 to 1988, he served as the Executive Vice President of Alan Patricof Associates, a global venture capital firm. Mr. Solomon also spent 14 years at General Instrument Corporation, ultimately as Senior Vice President and Assistant to the Chief Executive Officer. Mr. Solomon is a director of Anadigics Inc. and Lantronix, Inc. Mr. Solomon holds a B.S. in Physics from St. Joseph’s College and a M.S. in Industrial Engineering from Temple University.

Patrick J. Harshman joined us in 1993 and was appointed President and Chief Executive Officer in May 2006. In December 2005, he was appointed Executive Vice President responsible for the majority of our operational functions, including the unified digital video and broadband optical networking divisions as well as global manufacturing. Prior to the consolidation of our product divisions, Mr. Harshman held the position of President of the Convergent Systems division and, for more than four years, was President of the Broadband Access Networks division. Prior to this, Mr. Harshman held key leadership positions in marketing, international sales, and research and development. Mr. Harshman earned a Ph.D. in Electrical Engineering from the University of California, Berkeley and completed an Executive Management Program at Stanford University.

Harold Covert has been a director since June 2007. Since October 2007, Mr. Covert has served as Chief Financial Officer of Silicon Image, Inc., a semiconductor company. From October 2005 to August 2007, Mr. Covert was Executive Vice President and Chief Financial Officer of Openwave Systems Inc., a software applications and infrastructure company. Prior to Openwave, Mr. Covert was Chief Financial Officer at Fortinet Inc. from December 2003 to September 2005, and Chief Financial Officer at

Extreme Networks, Inc. from July 2001 to October 2003. Mr. Covert is a Director and Chairman of the Audit Committee at both JDS Uniphase Corporation and Thermage, Inc. Mr. Covert holds a B.S. in Business Administration from Lake Erie College and an M.B.A. from Cleveland State University and is also a Certified Public Accountant.

Patrick Gallagher has been a director since October 2007. Mr. Gallagher is currently Chairman of Ubiquisys Ltd., a UK company which has developed and supplies femtocells for the 3G mobile wireless market. From January 2008 until February 2009, Mr. Gallagher was Chairman of Macro4 Plc, a FTSE-listed global software solutions company, and from May 2006 until March 2008, he was Vice Chairman of Golden Telecom Inc., a NASDAQ-listed facilities-based provider of integrated communications. From 2003 until 2006, Mr. Gallagher was Executive Vice Chairman and served as Chief Executive Officer of FLAG Telecom Group, a global telecommunications company which owns and manages a subsea optical fiber network. From 1985 to 2002, Mr. Gallagher held senior management positions at BT Group, including as Group Director of Strategy & Development, President of BT Europe and a member of the BT Executive Committee. Mr. Gallagher holds a B.A. in Economics with honors from Warwick University.

E. Floyd Kvamme has been a director since 1990. From 1984 to 2008, Mr. Kvamme was a General Partner and most recently, Partner Emeritus of Kleiner Perkins Caufield & Byers, a venture capital firm. Mr. Kvamme is also a director of Power Integrations, Inc., as well as two private companies. Mr. Kvamme holds a B.S.E.E. from the University of California, Berkeley and an M.S.E. from Syracuse University.

Anthony J. Ley served as Harmonic’s President and Chief Executive Officer from November 1988 to May 2006 and as Chairman of the Board of Directors from 1995 until June 2008. Following his retirement as President and Chief Executive Officer of Harmonic, Mr. Ley was Chief Executive Officer of CollabRx, Inc., a privately-held biotech services company from December 2007 to December 2008. From 1963 to 1987, Mr. Ley was employed at Schlumberger Limited, both in Europe and the U.S., holding various senior business management and research and development positions, most recently as Vice President, Research and Engineering at Fairchild Semiconductor/Schlumberger in Palo Alto, California. Mr. Ley holds an M.A. in Mechanical Sciences from the University of Cambridge and an S.M.E.E. from the Massachusetts Institute of Technology, is named as an inventor on 29 patents and is a Fellow of the Institution of Engineering and Technology (UK) and a senior member of the Institute of Electrical and Electronics Engineers, Inc.

William F. Reddersen has been a director since July 2002. Now retired, Mr. Reddersen spent 31 years at BellSouth Corp. and AT&T Inc. From 1998 to 2000, Mr. Reddersen was Executive Vice President of Corporate Strategy at BellSouth, and from 1991 to 1998, he was responsible for BellSouth’s broadband strategy and business market operations. Mr. Reddersen currently serves on the board of Otelco, Inc. Mr. Reddersen holds a B.S. in Mathematics from the University of Maryland and an M.S. in Management from the Massachusetts Institute of Technology, where he was a Sloan fellow.

David R. Van Valkenburg has been a director since October 2001. Mr. Van Valkenburg currently serves as Chairman of Balfour Associates, Inc., a firm providing counsel to chief executive officers, boards of directors and private equity funds, and is also Chairman and President of privately-held Zero Point Corporation, a computer network engineering company. From 1995 to 2000, he was Executive Vice President of MediaOne Group, Inc. While at MediaOne Group, Mr. Van Valkenburg was seconded to Telewest Communications, PLC (UK) where he served as Chief Executive Officer and Chief Operating Officer from 1997 to 1999. He has also held the position of President at both Multivision Cable TV Corporation and Cox Cable Communications Inc. He holds a B.A. from Malone College, an M.S. from the University of Kansas, and an M.B.A. from Harvard University.

BOARD MEETINGS AND COMMITTEES

The Board of Directors of the Company held a total of nine meetings during the fiscal year ended December 31, 2008. No incumbent director attended fewer than 75% of the meetings of the Board of Directors or the committees upon which such director served in 2008.

The Board of Directors has determined that Messrs. Covert, Gallagher, Kvamme, Reddersen, Solomon and Van Valkenburg are independent and have no material relationship with the Company. The Board of Directors considered that a director was on a board of directors that is a supplier to the Company and concluded that the nature of this relationship did not compromise the director’s independence.

The Board of Directors has an Audit Committee, a Compensation and Equity Ownership Committee and a Corporate Governance and Nominating Committee. The charters for each of these committees are posted on our website at www.harmonicinc.com.

The Audit Committee currently consists of Messrs. Covert, Gallagher and Reddersen, each of whom is independent under Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and under applicable NASDAQ Stock Market listing standards. The Audit Committee of the Board of Directors of Harmonic serves as the representative of the Board of Directors for general oversight of the quality and integrity of Harmonic’s financial accounting and reporting process, system of internal control over financial reporting, audit process, and process for monitoring the compliance with related laws and regulations. The Audit Committee engages the Company’s independent registered public accounting firm and approves the scope of both audit and non-audit services. The Audit Committee held ten meetings during 2008.

The Company’s Board of Directors has determined that Mr. Covert is an “audit committee financial expert” as defined by the current rules of the Securities and Exchange Commission. The Board of Directors believes that Mr. Covert’s experience as the chief financial officer of several companies publicly traded on U.S. stock exchanges qualifies him as an “audit committee financial expert” because he has acquired relevant expertise and experience from performing his duties as a chief financial officer.

The Compensation and Equity Ownership Committee currently consists of Messrs. Van Valkenburg, Kvamme, and Reddersen, none of whom is an employee of the Company and each of whom is independent under applicable NASDAQ Stock Market listing standards. The Compensation and Equity Ownership Committee is responsible for approval of the Company’s compensation policies, compensation paid to executive officers, and administration of the Company’s equity compensation plans. The Compensation and Equity Ownership Committee held four meetings during 2008. Matters within the scope of the Compensation and Equity Ownership Committee were also discussed in executive sessions at each meeting of our Board of Directors. See “Meetings of Non-Employee Directors.”

The Corporate Governance and Nominating Committee serves as the representative of the Board of Directors for establishment and oversight of governance policy and the operation, composition and compensation of the Board of Directors. The Corporate Governance and Nominating Committee is composed of Messrs. Solomon, Gallagher, Kvamme, and Van Valkenburg, each of whom are independent under applicable NASDAQ Stock Market listing standards. The Corporate Governance and Nominating Committee held one meeting in 2008. Matters within the scope of the Corporate Governance and Nominating Committee were also discussed in executive sessions at each meeting of our Board of Directors. See “Meetings of Non-Employee Directors.”

The Corporate Governance and Nominating Committee has proposed, and the Board of Directors has approved, the nomination of all eight current board members for re-election by stockholders at this Annual Meeting. No candidates have been proposed for nomination by stockholders at this Annual Meeting or at any previous annual meeting.

IDENTIFICATION AND EVALUATION OF CANDIDATES FOR BOARD MEMBERSHIP

Pursuant to the charter of the Corporate Governance and Nominating Committee, the Corporate Governance and Nominating Committee may utilize a variety of methods to identify and evaluate candidates for service on the Company’s Board of Directors. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current directors, management, professional search firms, stockholders or other persons. Any candidate presented would be evaluated at regular or special meetings of the Corporate Governance and Nominating Committee or at executive sessions at regular board meetings and may be considered at any point during the year. The Corporate Governance and Nominating Committee may take such measures that it considers appropriate in connection with its evaluation of a candidate, including candidate interviews, inquiry of the person recommending the candidate or reliance on the knowledge of the members of the Corporate Governance and Nominating Committee, the Board of Directors or management. In the past, the Corporate Governance and Nominating Committee has hired a consulting firm to assist it in identifying and screening potential candidates for election to the Board of Directors, in particular, to find candidates for the positions now held by Messrs. Covert and Gallagher. In evaluating a candidate, the Corporate Governance and Nominating Committee may consider a variety of criteria. These criteria include demonstrated relevant business and industry experience, particular expertise to act as a committee chair or member, the ability to devote the necessary time to Board of Directors and committee service, personal character and integrity, and sound business judgment. The Corporate Governance and Nominating Committee has not set either term limits or age limits for members of the Board of Directors, believing that the Company’s interests are best served by members of the Board of Directors with substantial experience and knowledge of the Company’s business and that age is generally not a barrier to effective performance as a member of the Board of Directors.

NOMINATION PROPOSALS FROM STOCKHOLDERS

The Corporate Governance and Nominating Committee will consider proposals from stockholders for Board of Directors nominees at the 2010 annual meeting of stockholders, provided that such proposals are submitted in a timely manner in accordance with the Company’s bylaws, as amended, in writing to the Corporate Secretary of the Company at Harmonic Inc., 549 Baltic Way, Sunnyvale, California 94089, Attention: Corporate Secretary for nomination by the Company’s Board of Directors. If a stockholder desires to have a nominee considered by the Nominating and Corporate Governance Committee for nomination by the Board of Directors, such nomination must be received no later than December 4, 2009, which is 120 calendar days prior to the anniversary of the date the Proxy Statement became available to stockholders, and must be in compliance with applicable laws and regulations. In evaluating director candidates proposed by stockholders, the Corporate Governance and Nominating Committee will use the same criteria as it uses to evaluate all prospective members of the Board of Directors. For stockholder nominations of persons for election to the Board of Directors of the Company at the 2010 annual meeting of stockholders that a stockholder does not desire to have considered by the Nominating and Corporate Governance Committee for nomination by the Board of Directors, timely written notice of such nomination must be delivered to the Corporate Secretary of the Company no earlier than February 20, 2010 and no later than March 22, 2010. However, if the date of the Company’s 2010 annual meeting of stockholders has been changed by more than thirty (30) days from May 21, 2009, the date of this year’s annual meeting, then notice by the stockholders to be timely must be so received not later than the close of business on the later of (i) ninety (90) calendar days prior to such annual meeting, or (ii) ten (10) calendar days following the day on which the Company first publicly announces the date of such annual meeting. To be in proper written form, a stockholder’s notice must contain (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the class and number of shares of the Company which are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (d) whether and to the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding, the effect or intent of which is to mitigate loss to, or manage the risk or benefit from share price changes for, or increase or decrease the voting power of the nominee with respect to any securities of the Company, (e) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, (f) a written statement executed by the nominee acknowledging that as a director of the Company, the nominee will owe fiduciary duties under Delaware law with respect to the Company and its stockholders, and (g) any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and (ii) as to such stockholder proposing a nominee for election to the Board of Directors of the Company, (a) the information set forth in “Stockholder Proposal Procedures and Deadlines” for a stockholder notice of business to be brought before an annual meeting, and (b) a statement whether either such stockholder or any associated person of such stockholder will deliver a proxy statement and form of proxy to holders of a number of the Company’s voting shares reasonably believed by such stockholder or associated person of such stockholder to be necessary to elect such nominee(s). A copy of the full text of the bylaw provisions discussed herein may be obtained by writing to the Company’s Corporate Secretary at our principal executive offices, or can be accessed from the Company’s filings with the SEC at www.sec.gov.

MEETINGS OF NON-EMPLOYEE DIRECTORS

At each board meeting, the non-employee directors meet in executive session without any management directors or employees present. The Chairman of the Board of Directors and of the Corporate Governance and Nominating Committee, Mr. Solomon, has the responsibility of presiding over periodic executive sessions of the Board of Directors in which management directors and other members of management do not participate. Last year, the non-employee directors discussed corporate strategy, management and Board of Directors succession planning, and board policies, processes and practices in executive session.

COMPENSATION OF DIRECTORS

We use a combination of cash and equity-based incentive compensation. Directors who are employees of Harmonic do not receive additional compensation for their service as directors.

Cash Compensation. Each non-employee director is paid an annual retainer of $35,000. In addition, the Chair of the Audit Committee receives an annual retainer of $20,000, the Chair of the Compensation and Equity Ownership Committee is paid an annual retainer of $12,000, and the Chair of the Corporate Governance and Nominating Committee is paid an annual retainer of $7,500. Other members of the Board committees receive an annual retainer as follows: Audit Committee — $10,000; Compensation and Equity Ownership Committee — $6,000; Corporate Governance and Nominating Committee — $3,500. The non-executive Chairman of the Board of Directors receives an additional annual retainer of $25,000. No fees are paid for attending in-person or telephonic Board of Directors and committee meetings.

Equity Compensation. The 2002 Director Stock Plan, as amended, currently provides for grants of options to be made in three ways:

•	Initial Grants. Each new non-employee director who joins the Company’s Board of Directors (excluding a former employee director who ceases to be an employee director but who remains a director) is entitled to receive stock options or restricted stock units, or a mix thereof, on the date that the individual is first appointed or elected to the Board of Directors, as determined by the Board of Directors in its sole discretion.

•	Ongoing Grants. On the date each non-employee director is reelected to the Board of Directors, each non-employee director who has served on the Board of Directors for at least six months will receive stock options or restricted stock units, or a mix thereof, as determined by the Board of Directors in its sole discretion.

•	Discretionary Grants. The Board of Directors may make discretionary grants of stock options or restricted stock units, or a mix thereof, to any non-employee director.

COMPENSATION OF DIRECTOR AND FORMER CHIEF EXECUTIVE OFFICER

In connection with Mr. Ley’s retirement from his position as President and Chief Executive Officer in May 2006, the Compensation and Equity Ownership Committee approved the terms of an agreement designed to reflect Mr. Ley’s 18 years of service to Harmonic as CEO, the Company’s need to have his services available in the future on a consulting basis, and the Company’s lack of retirement benefits. The Company and Mr. Ley entered into a Transition Agreement providing that:

•	On July 1, 2006 (the “Transition Date”), Mr. Ley would become a consultant to, and would cease to be an employee of, the Company; and

•	Mr. Ley would provide consulting services to the Company from July 1, 2006 until June 30, 2008.

The Transition Agreement also provided that Mr. Ley would be entitled to receive, (a) his then-current base salary at an annual rate of $500,000 per year until June 30, 2006, (b) payment under the Company’s 2006 Bonus Plan (the “Plan”) based upon the achievement of the targets in the Plan at the time that payments were made to the Company’s other executive officers, pro-rated to reflect Mr. Ley’s employment through June 30, 2006, and (c) health benefits for the lesser of (i) 36 months or (ii) such time as Mr. Ley ceased to be a consultant.

On the Transition Date, Mr. Ley became a consultant to the Company, and became entitled to receive, among other things, compensation at a rate of $225,000 per annum, and was granted an option to acquire 100,000 shares of the Company’s common stock (the “Option”), vesting ratably each month over 12 months.

Mr. Ley was also entitled to expenses not to exceed $25,000 per annum as long as he remained a consultant, as well as certain health benefits. The Transition Agreement also contained non-compete and non-solicitation undertakings and a release of claims by Mr. Ley.

2008 COMPENSATION OF DIRECTORS

	Fees Earned or		Option Awards ($)	All Other
Name	Paid in Cash ($)	Stock Awards ($)	(3)(4)	Compensation	Total ($)

Lewis Solomon	60,250	42,498	19,656		122,404
Patrick J. Harshman (1)	—	—	—	—	—
Harold Covert	53,250	42,498	45,338		141,086
Patrick Gallagher	44,500	42,498	54,944		141,942
E. Floyd Kvamme	43,750	42,498	19,656		105,904
Anthony J. Ley (2)	130,000	42,498	137,785	1,857	312,140
William F. Reddersen	44,500	42,498	19,656		106,654
David R. Van Valkenburg	48,750	42,498	19,656		110,904

1.	Compensation earned in 2008 by Mr. Harshman for his service as CEO is shown in the Summary Compensation Table. Mr. Harshman receives no compensation for his service as a director.

2.	In 2008, pursuant to the Transition Agreement, Mr. Ley earned $112,500 in consulting fees and was reimbursed for health insurance costs of $1,857.

3.	The amounts in this column represent amounts recognized for financial statement reporting purposes in 2008 in accordance with SFAS 123(R) and do not reflect actual amounts paid to or received by any director. These amounts are the accounting cost of stock options and restricted stock units granted in 2007 and 2008. See Note 12 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the assumptions made in our valuation of equity awards.

4.	Grants of restricted stock units under our 2002 Director Stock Plan were made on July 31, 2008 to each of the following directors: Harold Covert, Patrick Gallagher, E. Floyd Kvamme, Anthony J. Ley, William F. Reddersen, Lewis Solomon, and David Van Valkenburg. Each grant was for 10,269 shares with full vesting on May 15, 2009.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

The following table provides the number of shares of common stock subject to outstanding stock options and restricted stock units held at December 31, 2008.

	Unvested
	Restricted Stock	Stock Options
Name	Units Outstanding	Outstanding

Lewis Solomon	10,269	84,000
Patrick J. Harshman(1)	—	883,000
Harold Covert	10,269	30,000
Patrick Gallagher	10,269	30,000
E. Floyd Kvamme	10,269	80,000
Anthony J. Ley(2)	10,269	319,998
William F. Reddersen	10,269	80,000
David R. Van Valkenburg	10,269	84,000

1.	All options awarded to Mr. Harshman were for services as an employee. Mr. Harshman did not receive option grants for service as a director.

2.	All options awarded to Mr. Ley were for services as CEO or consultant.

COMMUNICATION WITH THE BOARD OF DIRECTORS

The Board of Directors believes that management should be the primary means of communication between the Company and all of its constituencies, including stockholders, customers, suppliers and employees. However, stockholders may communicate with individual members of the Board of Directors, committees of the Board of Directors, or the full Board of Directors by addressing correspondence to a board member’s attention at 549 Baltic Way, Sunnyvale, CA, 94089.

ATTENDANCE OF THE BOARD OF DIRECTORS AT ANNUAL MEETINGS

Two members of the Board of Directors attended the 2008 Annual Meeting of Stockholders. The Board of Directors has a policy encouraging the Board of Directors to be represented at annual stockholder meetings and anticipates that the Chairman of the Board of Directors will be present at the 2009 Annual Meeting.

VOTE REQUIRED AND RECOMMENDATION

The eight nominees receiving the highest number of affirmative votes of the shares entitled to vote on this matter shall be elected as directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum but are not counted as affirmative votes. A broker non-vote will be counted for purposes of determining the presence or absence of a quorum, but, under Delaware law and assuming that a quorum is obtained, a broker non-vote will not affect the outcome of the vote relating to election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” EACH OF THE DIRECTOR NOMINEES SET FORTH ABOVE.

PROPOSAL TWO

APPROVAL OF AMENDMENT TO THE 2002 EMPLOYEE STOCK PURCHASE PLAN

The Company’s stockholders are being asked to approve the increase in the number of shares of common stock reserved for issuance under the 2002 Employee Stock Purchase Plan (the “ESPP”) by 2,000,000 shares.

The ESPP was initially adopted by our Board of Directors in March 2002 and was approved by our stockholders in May 2002. Amendments to the ESPP, adopted in May 2004 and May 2006, increased the maximum number of shares available for issuance under the ESPP by an additional 4,000,000 shares. If this proposal is not approved by our stockholders, the ESPP is scheduled to run out of shares available for issuance in January 2010.

Our Board of Directors approved an amendment to the ESPP, subject to obtaining stockholder approval, to increase the number of shares of common stock available for issuance by 2,000,000. The number of shares of our common stock currently reserved and available for issuance under the ESPP is 993,009. If this proposal is approved by our stockholders, the shares reserved and available for issuance under the ESPP for offering periods commencing on or after July 1, 2009, would be increased by 2,000,000 shares.

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

Our named executive officers and employee directors have an interest in this proposal because they are eligible to participate in the ESPP.

Purposes and Effects of the Proposal

Encouraging employees to acquire equity ownership in the Company assures a closer alignment of the interests of employees participating in the ESPP with those of the Company’s stockholders. The proposed adjustments to the ESPP will enable the Company to continue to use the ESPP as a valuable tool for attracting and retaining key personnel and aligning the interests of ESPP participants with those of the Company’s stockholders. The Company believes that the ESPP remains an essential element of a competitive compensation package, especially in Silicon Valley, and these plans are offered by most public companies with which we compete for employees. Currently, approximately sixty-eight percent (68%) of our employees are participating in the ESPP.

DESCRIPTION OF EMPLOYEE STOCK PURCHASE PLAN

The following is a summary of the principal features of the ESPP and its operation.

Purpose. The purpose of the ESPP is to provide employees with an opportunity to purchase our common stock through payroll deductions.

Administration. The ESPP is administered by the Board of Directors or a committee appointed by the Board of Directors (in either case, the “Administrator”). The Administrator has full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, and the Administrator’s findings, decisions, and determinations are final and binding upon all parties.

Eligibility. Each of our employees and each employee of our designated subsidiaries, whose customary employment with the Company or the designated subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year, is eligible to participate in the ESPP. As of the date hereby, approximately 670 employees, including our executive officers, were eligible to participate in the ESPP. This number excludes approximately 230 employees who we added through our recent acquisition of Scopus Video Networks Ltd., who will become eligible to participate in the ESPP effective July 1, 2009. No employee who owns stock and/or holds outstanding options to purchase stock that is equal to or greater than five percent (5%) of the total combined voting power or value of all classes of our stock or any of our subsidiaries may participate. Moreover, no employee may participate to the extent that they may purchase stock under all employee stock purchase plans of the Company and its subsidiaries at a rate which exceeds $25,000 of fair market value (determined on the first day of any offering period) in any calendar year.

Shares Available for Issuance. As of March 23, 2009, there are approximately 993,009 shares of our common stock are reserved and available for issuance under the ESPP. If our stockholders approve this proposal, an additional 2,000,000 shares will become reserved and available for issuance in Offering Periods commencing on or after July 1, 2009.

Offering Period. The ESPP currently has offering periods (“Offering Periods”) that have a duration of approximately six (6) months commencing on the first trading day on or after each January 1 and July 1 and terminating on the last trading day of the period ending approximately six (6) months thereafter. Our Board of Directors has the power to change the commencement date and/or the duration of future Offering Periods without stockholder approval, if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter. Each Offering Period will contain a purchase period during which shares of our common stock may be purchased on behalf of the participant in accordance with the terms of the ESPP.

Participation. To participate in the ESPP, an eligible employee must authorize payroll deductions pursuant to the ESPP. Payroll deductions are withheld in whole percentages only and cannot exceed ten percent (10%) of a participant’s compensation he or she receives on each pay day during the Offering Period. A participant may not make any additional payments into his or her account other than by payroll deductions. To the extent necessary to comply with Section 423(b)(8) of the Internal Revenue Code and eligibility limitations pursuant to the ESPP, a participant’s payroll deductions may be decreased to zero percent (0%). A participant may increase or decrease the rate of payroll deductions, except the Administrator may, in its discretion, limit the nature and/or number of participation rate changes during any Offering Period.

Grant. The number of shares of our common stock a participant purchases in each Offering Period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation on or prior to the last day of the purchase period by the purchase price; however, a participant may purchase no more than 3,000 shares in any Offering Period.

Exercise. The Internal Revenue Service views participants in our ESPP as receiving options. The price per share of the shares subject to the option is the lower of (i) eighty-five percent (85%) of the fair market value of our common stock on the first day of the Offering Period, or (ii) eighty-five percent (85%) of the fair market value of a share of our common stock on the purchase date. Unless a participant withdraws from the ESPP or an employee’s employment terminates with us or a designated subsidiary, a participant’s option for the purchase of shares is exercised automatically on each purchase date. No fractional shares may be purchased and any accumulated payroll deductions not sufficient to purchase a full share is retained in the participant’s account for the subsequent Offering Period.

If the number of shares with respect to which options are to be exercised exceed shares available for sale under the ESPP on a purchase date or commencement of an Offering Period, the Administrator may in its sole discretion make a pro rata allocation of the shares available for purchase and either continue the Offering Period then in effect or terminate the Offering Period then in effect. The Administrator may make such pro rata allocation of shares notwithstanding any authorization of additional shares for issuance under the ESPP by our stockholders subsequent to the commencement of an Offering Period.

Withdrawal; Termination of Employment. A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the ESPP at any time by written notice to the Company. If a participant withdraws from an Offering Period, no further payroll deductions will be made during the Offering Period under the ESPP and payroll deductions will not resume at the beginning of the succeeding Offering Period. Additionally, payroll deductions credited to the participant’s account during the Offering Period but not yet used to exercise the option will be returned to the participant or, in the case of his or her death, to the person or persons entitled thereto, and the participant’s option will automatically terminate. Withdrawal from an Offering Period has no effect upon a participant’s eligibility to participate in succeeding Offering Periods which commence after termination of the Offering Period from which the participant withdrew, or in any similar plan which we may thereafter adopt. If a participant fails to remain as our employee or an employee of a designated subsidiary, or ceases to meet the ESPP eligibility requirements, he or she is deemed to withdraw from the ESPP.

Adjustments Upon Changes in Capitalization and Certain Transactions. Any increase or decrease in the number of issued shares of our common stock resulting from a stock split or payment of a dividend or any other increase or decrease in the number of shares of our common stock effected without our receiving consideration proportionately adjusts:

•	the number of shares of common stock covered by each ESPP option,

•	the number of shares each participant may purchase in an Offering Period,

•	the number of shares of common stock available for sale under the ESPP, and

•	the price per share of common stock covered by each ESPP option.

Any other issuance by us of shares of stock of any class, or securities convertible into shares of stock of any class, will not affect the number or price of shares of common stock subject to an ESPP option.

In the event of a proposed dissolution or liquidation of the Company, an Offering Period is shortened by setting a new exercise date and terminated immediately prior to the consummation of the proposed dissolution or liquidation unless the Administrator provides otherwise.

In the event of a merger or change of control, each outstanding option under the ESPP will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the option, any Offering Period then in progress under the ESPP is shortened by setting a new exercise date and terminated before the date of the proposed merger or change of control. The Administrator will notify each participant in writing prior to the new exercise date that his or her option will be automatically exercised on the new exercise date, unless prior to such date the participant has withdrawn from the Offering Period.

Amendment or Termination. The Administrator may at any time and for any reason terminate or amend the ESPP, except that no terminations can affect options previously granted other than certain terminations specified in the ESPP. Without stockholder approval and without regard to whether any participant rights may be considered to have been adversely affected, the administrator is entitled to:

•	change the Offering Periods,

•	limit the frequency and/or number of changes in the amount withheld during an Offering Period,

•	establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars,

•	permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in our processing of properly completed withholding elections,

•	establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of our common stock properly correspond with amounts withheld, and

•	establish such other limitations or procedures as the administrator determines in its sole discretion advisable which are consistent with the ESPP.

In the event the Administrator determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the Board may, in its discretion, without stockholder approval or the consent of any participant, and to the extent necessary or desirable, modify or amend the ESPP to reduce or eliminate such accounting consequence including, but not limited to (i) increasing the purchase price for any Offering Period including an Offering Period underway at the time of the change in purchase price, (ii) shortening any Offering Period so that Offering Period ends on a new exercise date, including an Offering Period underway at the time of the Board action, and (iii) allocating shares.

NUMBER OF SHARES PURCHASED BY CERTAIN INDIVIDUALS AND GROUPS

Given that the number of shares that may be purchased under the ESPP is determined, in part, on our common stock’s market value at the beginning of an Offering Period and at the end of a purchase period (or upon a purchase date within an Offering Period) and given that participation in the ESPP is voluntary on the part of employees, the actual number of shares that may be purchased by any individual is not determinable. For illustrative purposes, the following table sets forth (a) the number of shares of our common stock that were purchased during fiscal year 2008 by our Named Executive Officers (“NEOs”) and by all employees under the ESPP and (b) the average per share purchase price paid for such shares.

	Employee Stock Purchase Plan
	Transactions 2008
	Number of	Weighted Average
	Purchased Shares	Purchase Price

Robin N. Dickson	420	$7.86
Matthew Aden	1,530	$8.17
Nimrod Ben-Natan	282	$7.86

All executive officers as a group (6 persons)(1)	2,232	$8.08
All employees, including current officers who are not executive officers, as a group (512 persons)	468,545	$7.88

1.	No other executive officers participated in the ESPP during 2008.

TAX ASPECTS

The following brief summary of the effect of federal income taxation upon a participant and the Company with respect to the shares purchased under the ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, an employee will not have taxable income when the shares of common stock are purchased, but the employee generally will have taxable income when the employee sells or otherwise disposes of ESPP shares.

Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two (2) years from the first day of the applicable Offering Period and one (1) year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable Offering Period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2002 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit the financial statements of the Company for the year ending December 31, 2009. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since 1989 and has provided certain tax and other audit-related services. PricewaterhouseCoopers LLP has rotated Harmonic’s audit partners in compliance with current SEC regulations.

Stockholder approval is not required for the appointment of PricewaterhouseCoopers LLP, since the Audit Committee of the Board of Directors has the responsibility for selecting an independent registered public accounting firm. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. In the event of a negative vote on the ratification of PricewaterhouseCoopers LLP, the Audit Committee of the Board of Directors may reconsider its selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2008 and 2007 were:

	2008	2007

Audit Fees	$1,968	$2,481
Audit-Related Fees	412	126
Tax Fees	859	58
All Other	2	—

Total	$3,241	$2,665

AUDIT FEES

The audit fees for the years ended December 31, 2008 and 2007 were for professional services rendered for the audits of the consolidated financial statements of the Company and statutory and subsidiary audits, issuance of comfort letters, consents, and assistance with the review of documents, including registration statements, filed with the SEC.

AUDIT-RELATED FEES

The audit related fees for the years ended December 31, 2008 and 2007 were for due diligence assignments in 2008 and 2007 and the audit of an acquired company in 2007.

TAX CONSULTING FEES

The tax fees for the years ended December 31, 2008 and 2007 included services related to the preparation of tax returns, discussions with tax authorities, claims for tax refunds, assistance with indirect tax issues and assistance with tax audits and appeals. For the year ended December 31, 2008, approximately $345,000 of the tax fees shown above were for advisory services related to the Company’s international support center and intercompany research and development cost-sharing arrangements.

ALL OTHER FEES

All other fees for the year ended December 31, 2008 were for seminars and license fees for various technical accounting reference software, respectively.

Consistent with its charter, our Audit Committee pre-approves all audit and non-audit services from our independent registered public accounting firm and did so in 2008. Pre-approval authority may be delegated by the Audit Committee to the Chairman of the Audit Committee.

The Audit Committee has considered whether the services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP, and has concluded that the independence of PricewaterhouseCoopers LLP is maintained and is not compromised by the non-audit services provided.

The Audit Committee has engaged PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Report of the Audit Committee of the Board of Directors

In accordance with a written charter adopted by Harmonic’s Board of Directors posted on the Company’s website at www.harmonicinc.com, the Audit Committee of the Board of Directors of Harmonic serves as the representative of the Board of Directors for general oversight of the quality and integrity of Harmonic’s financial accounting and reporting process, system of internal control over financial reporting, audit process, and process for monitoring compliance with related laws and regulations. The Audit Committee engages the Company’s independent registered public accounting firm and approves the scope of both audit and non-audit services. Harmonic’s management has primary responsibility for preparing financial statements and the financial reporting process.

Harmonic’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards set by the Public Company Accounting Oversight Board (“PCAOB”) and to issue reports thereon.

The Audit Committee of the Board of Directors has:

1.	Reviewed and discussed the audited consolidated financial statements and certifications thereof with Company management and the independent registered public accounting firm, and management has represented to the Audit Committee that Harmonic’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States;

2.	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the PCAOB in Rule 3200T, including discussion of the quality and acceptability of Harmonic’s financial reporting process and controls; and

3.	Received the written disclosures and letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, discussed with PricewaterhouseCoopers LLP its independence and also considered whether the provision of the non-audit services described above was compatible with maintaining their independence.

The Audit Committee meets regularly with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting principles and practices.

In performing all of these functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of Harmonic’s management, which has primary responsibility for preparing financial statements and the financial reporting process, and the independent registered public accounting firm, which, in their report, express an opinion on the conformity of Harmonic’s annual consolidated financial statements to accounting principles generally accepted in the United States and of the Company’s internal control over financial reporting in accordance with the standards set by the PCAOB. In reliance on the reviews and discussions referred to in this report, and in light of its role and responsibilities, the Audit

Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements of Harmonic for the three years ended December 31, 2008 be included for filing with the Securities and Exchange Commission in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

The Audit Committee

Harold Covert

Patrick Gallagher

William Reddersen

EXECUTIVE COMPENSATION AND ADDITIONAL INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Role of the Compensation and Equity Ownership Committee

The Compensation and Equity Ownership Committee (“Compensation Committee”) of our Board of Directors is responsible for approval of the Company’s executive compensation policies, compensation paid to executive officers, and administration of the Company’s equity ownership plans. The Compensation Committee currently consists of Messrs. Van Valkenburg, Kvamme, and Reddersen, none of whom is an employee of the Company, and each of whom is independent under applicable NASDAQ listing standards and for the purposes of Section 162(m) of the Internal Revenue Code and Section 16 of the Securities and Exchange Act of 1934, as amended. The charter of the Compensation Committee was adopted by our Board of Directors and is posted on Harmonic’s website at www.harmonicinc.com.

The Compensation Committee has retained the services of Meyercord Associates (“Meyercord”), an independent compensation consulting firm, to assist the Compensation Committee in the evaluation of appropriate cash and equity compensation for executive management. Meyercord provides no other services to the Company. Meyercord makes recommendations to the Compensation Committee on the design and implementation of compensation plans, reviews data and recommendations provided by management and also reviews specific compensation proposals for each of the Company’s executive officers named in the Summary Compensation Table in the “Executive Compensation and Additional Information” section of this Proxy Statement (“NEO”). Meyercord attends all or part of certain Compensation Committee meetings, as requested by the Compensation Committee.

Role of Management

Our CEO, assisted by our Vice President of Human Resources, works with the Compensation Committee to establish meeting agendas. Our CEO makes recommendations to the Compensation Committee with respect to the compensation of other members of executive management and the design and implementation of incentive compensation programs for NEOs and all other employees. For 2008 executive compensation, these recommendations were developed with the assistance of Top Five Data Services (“Top Five”), an independent consultant engaged by the Company. The Compensation Committee considers the recommendations of management but is not bound by such recommendations. The CEO does not make recommendations to the Compensation Committee with respect to his own compensation and is not present at Compensation Committee meetings when his compensation is discussed or when the Compensation Committee elects to meet in executive session.

Compensation Philosophy and Programs

The Company’s executive compensation programs are designed to attract, motivate and retain executives who will contribute significantly to the long-term success of the Company and the enhancement of stockholder value. Consistent with this philosophy, the following goals provide a framework for our executive compensation program:

•	provide a competitive total compensation package to attract, retain and motivate executives who must operate in a demanding and rapidly changing business environment;

•	relate total compensation for each executive, consisting of base salary, annual cash bonus and equity awards, to overall company performance as well as individual performance;

•	reflect competitive market requirements and strategic business needs in determining the appropriate mix of cash and non-cash compensation and short-term and long-term compensation;

•	put at risk a significant portion of each executive’s total target compensation, with the intent to reward superior performance; and

•	align the interests of our executives with those of our stockholders.

Elements of Compensation

In order to achieve the above goals, our total compensation packages include base salary and annual bonus paid in cash, as well as long-term equity compensation in the form of stock options or restricted stock units, or a combination thereof. We also make available benefit plans to our executive officers which are generally provided to all regular full-time employees of Harmonic. We believe that appropriately balancing the total compensation package and ensuring the viability of each component of the package is necessary in order to provide market-competitive compensation. We focus on ensuring that the balance of the various components of our compensation program is optimized to motivate executives to improve our results on a cost-effective basis. The factors which are used to determine individual compensation packages are generally similar for each NEO, including our CEO.

Top Five surveyed for management the compensation practices of our peers in order to assess our competitiveness. Top Five gathered data from a peer group, established in consultation with management and reviewed by the Compensation Committee, which included approximately twenty-four (24) companies. These peer companies were selected from the telecommunications equipment industry based principally on revenue and market capitalization data which placed Harmonic approximately in the middle of the range. The peer group consisted of the following companies:

Name

ADTRAN, Inc.	Inter-Digital Communications Corp.
Avanex Corp.	Inter-Tel, Inc.
BigBand Networks, Inc.	Ixia
Blue Coat Systems, Inc.	InterVoice, Inc.
Bookham, Inc.	MRV Communications, Inc.
C-COR Inc.	Opnext, Inc.
Ciena Corp.	Polycom, Inc.
EMS Technologies, Inc.	SeaChange International
Extreme Networks, Inc.	Sonus Networks, Inc.
F5 Networks, Inc.	Tekelec
Finisar Corp.	Westell Technologies, Inc.
Foundry Networks, Inc.	Zhone Technologies, Inc.

These peer group data were used by management in formulating recommendations for 2008 cash and equity compensation to the Compensation Committee. Information from Top Five was also used in formulating the CEO’s recommendations to the Compensation Committee with respect to the design and implementation of compensation packages and for specific proposals related to the individual elements and total compensation packages for other NEOs, as well as for other employees. In order to independently evaluate the competitive position of the Company’s compensation structure, the Compensation Committee in 2008 reviewed Top Five’s cash compensation data with Meyercord, including the data on CEO compensation. Additionally, the Compensation Committee asked Meyercord to develop a separate peer company group for comparison to the peer group data provided by Top Five. Meyercord selected the peer group companies based principally on revenue and market capitalization data, including many technology companies in the Company’s immediate geographic area with whom the Company competes for executive talent. The Meyercord peer group consisted of the following companies:

Name

Arris Group, Inc.	Micrel, Inc.
BigBand Networks, Inc.	Microsemi Corporation
C-COR Inc.	Openwave Systems, Inc.
Cirrus Logic, Inc.	PMC-Sierra, Inc.
Genesis Microchip, Inc.	Power Integrations, Inc.
Integrated Device Technology, Inc.	SeaChange International
IXYS Corporation	Semtech Corporation
Lattice Semiconductor Corporation	Standard Microsystems Corporation
LTX-Credence Corporation	TriQuint Semiconductor, Inc.
Mattson Technology, Inc.	Zoran Corporation

Base Salary

Base salaries for NEOs, including that of the CEO, were set according to the responsibilities of the position, the specific skills and experience of the individual and the competitive market for executive talent. The Compensation Committee reviews salaries annually and adjusts them as appropriate to reflect changes in market conditions, individual performance and responsibilities, and the Company’s financial position. The aggregate value of our total cash compensation (base salary and bonus) for executives is generally targeted at approximately the fiftieth (50) percentile of executive compensation at comparable companies, with the intent that superior performance under incentive bonus plans would enable the executive to elevate his total cash compensation to levels that are above the average of comparable companies. Following a review of the above factors and the data regarding our peer groups provided by Top 5 and Meyercord by the Compensation Committee, the base salaries of Messrs. Haltmayer, Harshman and Ben-Natan were increased in 2008 from 2007. Base salaries for NEOs are disclosed in the Summary Compensation Table on page 23.

Incentive Bonus Plan

The Company’s annual incentive bonus plan in which NEOs participate reflects the Compensation Committee’s belief that a meaningful component of executive compensation should be contingent on the performance of the Company, thereby introducing a significant element of “pay for performance” and appropriate incentives to produce superior results. In 2006, the Company’s incentive bonus plan for key employees, including NEOs, was weighted more heavily towards attainment of an operating income target (excluding certain non-cash and non-recurring charges and credits) in order to incentivize management to return the Company to profitability from the operating loss incurred in 2005. Operating income was weighted at 70% and revenue at 30%. Following the Company’s return to profitability in 2006, the Compensation Committee moved the weighting of the 2007 and 2008 incentive bonus plan measures to sixty percent (60%) operating income and forty percent (40%) revenue in order to provide greater incentive for revenue growth as well as the continuation of profitability. A target bonus was established for each NEO participant by reference to the data from both peer groups for the relevant year, and such targets were reviewed with Meyercord. In addition, the 2008 incentive bonus plan had minimum thresholds for each component which had to be met in order for any payout to be made, and a cap of 200% of target bonus for any individual, including NEOs. Total payouts for all participants, including NEOs, from the 2008 incentive bonus plan were limited to ten percent (10%) of pre-bonus operating income, as defined in the 2008 incentive bonus plan. We do not publicly disclose operating income targets or revenue targets because such information is an integral part of our business plan, and as such is highly confidential commercial and business information. Disclosing specific targets would provide competitors and other third parties with insights into our planning process and would therefore cause competitive harm. The Compensation Committee believed that the 2008 bonus targets were challenging but achievable based on their review of the Company’s operating plan for 2008, their experience of the Company’s historical performance in a business heavily dependent on the capital spending plans of a limited number of large customers and their assessment of the general economic environment. In fiscal 2008, we exceeded our goals established for both revenue and operating income. As a result, the incentive pool was funded at one hundred fifty percent (150%) of the total targeted amount. Bonus payments from the 2008 incentive bonus plan were approved by the Compensation Committee and made to executive officer participants in February 2009, as disclosed in the Summary Compensation Table on page 23. All bonus amounts paid to NEOs with respect to 2008 were paid pursuant to the 2008 incentive bonus plan.

Equity Compensation Plans

The Compensation Committee believes that equity compensation plans are an essential tool to link the long-term interests of stockholders and employees, especially the Chief Executive Officer and executive management, and serve to motivate executives to make decisions that will, in the long run, deliver the best returns to stockholders. Stock options have been historically granted when an employee, including an NEO, joins the Company, and on an annual basis thereafter. These stock options vest over a four year period and are granted at an exercise price equal to the fair market value of the Company’s common stock at the date of grant. The size of an initial stock option grant is based upon the position, responsibilities and expected contribution of the individual, with subsequent grants also taking into account the individual’s performance, potential contributions, and, to a lesser extent, the vesting status of previously granted options. This approach is designed to maximize stockholder value over the long term, as no benefit is realized from the option grant unless the price of the Company’s common stock has increased over a number of years.

The Compensation Committee has awarded stock options to most employees, including NEOs, on an annual basis. In prior years, the total pool of annual grants to be made to all employees, including NEOs, was determined principally by reference to guidelines published by shareholder advisory firms such as Institutional Shareholder Services (“ISS”) and in part to historic practice. The guidelines generally refer to metrics such as total annual grants as a percentage of shares outstanding and total outstanding options as a percentage of fully diluted shares. Historically, the Compensation Committee has set the total pool of equity awards to result in the Company’s use of options being substantially lower than the guideline amounts. In 2007, the Compensation Committee concluded that Harmonic should increase the equity component of officer compensation in order to protect the Company from the potential loss of executive talent to companies with more generous equity compensation policies. In January 2007, a Top Five analysis of equity awards at peer group companies was presented by management to the Compensation Committee. The Compensation Committee considered these data, reviewed it with Meyercord, and in conjunction with other information, including experience with other public company equity compensation programs, the Compensation Committee concluded that it should increase both the total pool of option awards for 2007 and individual awards to each NEO. The Compensation Committee adopted the same policy in determining the total amount and distribution of 2008 awards.

Executive officers are also eligible to participate in the Company’s 2002 Employee Stock Purchase Plan (ESPP). The ESPP is available on a broad basis to the Company’s employees. The ESPP allows eligible employees to purchase the Company’s common stock at a price equal to 85% of the lower of the fair market value at the beginning of an Offering Period or the fair market value at the end of the purchase period, six months later, with the purchase amount limited to the lesser of ten percent (10%) of base salary or 3,000 shares per purchase period, or as specified by applicable IRS regulations.

Statement 123R (“SFAS 123R”) of the Financial Accounting Standards Board (“FASB”) requires the Company to record a charge to earnings for equity compensation. However, the Compensation Committee believes that the Company should continue to operate its equity compensation plans in spite of the significant non-cash charges incurred by the Company as a result of the application of SFAS 123R. The Compensation Committee continues to monitor the impact of the accounting standard on Harmonic’s earnings, changes in the design and operation of equity compensation plans by other companies, particularly those with whom the Company competes locally for employees, and the attitude of financial analysts and investors towards these significant and potentially volatile non-cash charges. In order to mitigate the impact of this new standard on earnings, the Company has implemented changes to our option grant policy and ESPP structure that lessens the expense against earnings that the Company recognizes on these awards. The Company reduced the term of employee option grants from ten (10) years to seven (7) years for grants made on or after February 27, 2006. In addition, the Board of Directors and stockholders approved an amendment to the Company’s ESPP in 2006 to reduce the “look-back” feature from twenty four (24) months to six (6) months. More recently, the Compensation Committee has continued to review, with the assistance of Meyercord, equity grant practices by peer companies. Having noted a trend towards increasing use of restricted stock awards by many other companies rather than stock options, the Compensation Committee determined in early 2009 that for new equity awards, it would award a preponderance of restricted stock units and limit the use of stock options.

However, the Compensation Committee continues to believe that broad-based equity plans remain an essential element of a competitive compensation package, as such plans are offered currently by most public and private technology companies in Silicon Valley with whom the Company competes for both executive and non-executive employees. Over ninety nine percent

(99%) of employees currently hold stock options or restricted stock units, and approximately sixty eight percent (68%) are currently participating in the Company’s ESPP.

Equity Compensation Grant Practice

The Compensation Committee approves all stock option or restricted stock unit grants, except for certain grants made to non-executive employees in the ordinary course of business, for which it has delegated authority to the CEO within pre-approved parameters pursuant to an Employee Equity Issuance Policy, and the Compensation Committee reviews all grants made pursuant to the Employee Equity Issuance Policy. Initial hire grants that are within the CEO’s approved range are made on the Friday following the employee’s start date, and any other grants made by the CEO pursuant to authority granted by the Compensation Committee are made on Fridays of the week of such grant. Stock options are granted at 100% of the closing price of our stock on the NASDAQ Global Select Market on the date of grant.

Initial hire grants that are for executives reporting to the CEO or grants which are above the CEO’s approved range are approved by the Compensation Committee, with the grant date being the day of approval by the Compensation Committee and, if in the form of a stock option, the exercise price being the closing price of the stock on the NASDAQ Global Select Market on that date. The initial grants are effective as of the date of grant, with vesting generally beginning on the date of commencement of employment. Annual grants are usually made in the first half of the year, and in 2008, these grants were made on May 15. This timing enables management and the Compensation Committee to consider performance by both the Company and the individual and balance it against our expectations for the current year.

We do not time the granting of stock options or restricted stock units with any favorable or unfavorable news released by the Company. The timing of initial grants is driven by the date of hire of our new employees. The Board of Directors and Compensation Committee meeting schedules, for review and approval of annual grants, are usually established several months in advance for the calendar year. Proximity of any awards to an earnings announcement or other market events is coincidental.

Retirement Benefits

The Company does not provide pension benefits or deferred compensation plans to any of its employees, including NEOs, other than a 401(k) deferred compensation plan which is open to all regular, full-time U.S. employees.

The Company made matching contributions to the 401(k) plan of up to $1,000 per annum per participant in 2008, 2007 and 2006. NEOs were eligible for these matching contributions on the same basis as other plan participants. Details of Company contributions for executives in 2008, 2007 and 2006 are included in the “All Other Compensation” column in the Summary Compensation Table on page 23. The Compensation Committee reviews regularly the performance of, and changes to, the 401(k) plan. As part of a cost control program in the current economic environment, the Company has temporarily suspended its matching program for all employees with effect from February 2009.

Change of Control Agreements

The Company does not have employment agreements with any of its NEOs. However, as a historical practice, it has generally provided change of control severance agreements to its NEOs. These agreements are designed to incentivize continuing service to the Company by NEOs in the event that the Company may be in discussions regarding strategic transactions and to provide short-term benefits in the event that an NEO’s position is eliminated or responsibilities or compensation are reduced following a change of control.

As of December 31, 2008, the Company had entered into change of control severance agreements with each of the NEO’s. Under the terms of the respective NEO’s change of control severance agreement, in the event of termination within eighteen months following a change in control of the Company other than for cause (as defined in the relevant change of control severance agreement), Mr. Harshman will receive a lump-sum payment of twice his annual salary plus a bonus payment and benefits, Mr. Dickson will receive a lump-sum payment of one and a half times his annual salary plus a bonus payment and benefits, and the other NEOs will receive a lump-sum payment of one year’s salary plus a bonus payment and benefits. These agreements also provide for out-placement assistance and the full acceleration of unvested stock options and any restricted stock awards held by the respective NEO in the event of such termination, subject to certain limitations. During 2008, the Compensation Committee approved the change of control severance agreement for Mr. Ben-Natan and amended Mr. Dickson’s previous agreement to conform with the aforementioned descriptions.

Other Compensation

Other elements of executive compensation include life and long-term disability insurance and health benefits. These benefits are available to all regular, full-time U.S. employees of the Company on the same basis and similar benefits are provided to most employees in other countries. All NEOs have access to a supplemental medical plan which provides coverage of additional out-of-pocket medical costs up to an annual limit of $15,000 and one NEO has a monthly car allowance. Management periodically reviews the level of benefits provided to all employees and adjusts those levels as appropriate. Company payments for NEOs pursuant to these other elements of compensation in 2008, 2007 and 2006 are included in the “All Other Compensation” column in the Summary Compensation Table on page 23.

Approvals

In February 2008, the Compensation Committee approved the 2008 cash compensation for all NEOs. The Company’s CEO was not present during the portion of the meetings during which his compensation was discussed and approved. Equity compensation awards were approved by the Compensation Committee on May 15, 2008.

Stock Ownership Guidelines

The Company currently has no stock ownership guidelines for its NEOs.

Financial Restatements

The Company has never restated its financial statements and does not have an established practice regarding the adjustment of bonus payments if the performance measures on which they were based are restated in a manner that would change the amount of an award.

Section 162(m)

We have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our NEOs. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for the Chief Executive Officer or any of our next four most highly compensated executive officers, unless such compensation is performance based. For fiscal 2008, no executive officer received compensation subject to Section 162(m) in excess of $1.0 million. We have adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m).

Report of the Compensation and Equity Ownership Committee of the Board of Directors on Executive Compensation

The Compensation and Equity Ownership Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The Compensation and Equity Ownership Committee

David R. Van Valkenburg

E. Floyd Kvamme

William Reddersen

The information contained above under the captions “Report of the Audit Committee of the Board of Directors” and “Report of the Compensation and Equity Ownership Committee of the Board of Directors on Executive Compensation” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference to such filing.

2008 Compensation of Named Executive Officers

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table (“SCT”) sets forth summary information concerning the compensation earned by our NEOs, including Patrick J. Harshman as President and Chief Executive Officer, Robin N. Dickson as the Chief Financial Officer and the three most highly compensated executive officers of the Company during the fiscal years ended December 31, 2008, 2007 and 2006 for services to our Company in all capacities:

					Non-Equity
					Incentive Plan
				Option Award	Compensation
Name & Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	($)(2)	All Other(3)	Total ($)

	2008	445,000	—	577,689	536,498	24,312	1,583,499
Patrick J. Harshman,	2007	400,000	—	425,343	377,344	21,411	1,224,098
President & Chief Executive Officer	2006	374,616	—	289,363	159,166	19,370	824,515
	2008	330,000	—	214,811	297,832	19,164	861,807
Robin N. Dickson,	2007	330,000	—	165,758	233,482	17,389	746,629
Chief Financial Officer	2006	330,000	—	166,828	113,058	16,260	626,146
Matthew Aden,	2008	466,481	—	176,209	131,258	18,418	792,366
Vice President, Worldwide Sales & Services	2007	62,500	—	32,019	—	3,018	97,537
Nimrod Ben-Natan,	2008	239,865	—	183,185	216,605	20,454	660,109
Vice President, Product Marketing, Solutions & Strategy	2007	205,000	—	112,121	84,608	16,601	418,330
	2008	249,923	—	185,705	225,630	24,890	686,148
Neven Haltmayer,	2007	224,692	—	117,748	108,486	17,567	468,493
Vice President, Research & Development	2006	210,000	—	67,125	41,969	3,664	322,758

1.	The amounts in this column represent amounts recognized for financial statement reporting purposes in 2008, 2007 and 2006 in accordance with SFAS 123(R) and do not reflect actual amounts paid or received by any officer. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts are the accounting cost of options granted in years from 2003 to 2008. See Note 12 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for a discussion of the assumptions made in our valuation of equity awards.

2.	The amounts in this column represent payments made in February 2009, 2008 and 2007 under our 2008, 2007 and 2006 management bonus plans, respectively.

3.	The amounts in this column represent car allowances, group life insurance premiums, 401(k) matching contributions, medical and dental plan premiums and reimbursement of certain medical costs under a supplemental plan.

GRANT OF PLAN-BASED AWARDS

The following table summarizes certain information regarding non-equity and equity plan-based awards granted by Harmonic to the NEOs in 2008:

		Estimated Future Payouts Under Non-Equity
		Incentive Plan Awards ($)(1)
					All Other
					Option Awards
					Number of	Exercise Price		Grant Date
					Securities	of Option		Fair Value of
					Underlying	Awards	Closing Price	Option Awards
Name	Grant Date	Threshold	Target	Maximum	Options(2)	($/Sh)(3)	on Grant Date	($)(4)

	2/4/08	0	356,000	712,000
Patrick J. Harshman	5/15/08				200,000	$8.17	$8.17	753,580
	2/4/08	0	198,000	396,000
Robin N. Dickson	5/15/08				100,000	$8.17	$8.17	376,790
	2/4/08	0	275,000	695,000
Matthew Aden	5/15/08				60,000	$8.17	$8.17	226,074
	2/4/08	0	144,000	288,000
Nimrod Ben-Natan	5/15/08				100,000	$8.17	$8.17	376,790
	2/4/08	0	150,000	300,000
Neven Haltmayer	5/15/08				100,000	$8.17	$8.17	376,790

1.	The estimated future payouts under non-equity incentive plans refers to potential payouts under our 2008 bonus plan. The goals for the 2008 bonus plan were approved by the Compensation Committee in February 2008. The payout amounts for each executive officer were reviewed and approved by the Compensation Committee and the Board of Directors in February 2009 upon availability of financial results for fiscal 2008 and are included in the Summary Compensation Table on page 23.

2.	Options granted to executive officers during fiscal 2008 expire 7 years from the date of grant and vest 25% upon completion of 12 months service and 1/48 per month thereafter.

3.	The exercise price for option grants is the fair market value of the Company’s stock on the date of grant.

4.	This value is determined according to SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The option exercise price has not been deducted from these amounts. The actual value of the option will depend upon the market value of Harmonic’s common stock at the time the option is exercised. The grant date fair market value of the option awards is calculated using the Black-Scholes valuation model using the following assumptions:

	2008	2007
Assumption	Rate	Rate

Average risk free interest rate	3.1%	4.7%
Average expected term (year)	4.75	4.75
Average expected volatility	51%	58%

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2008

The following table summarizes stock options outstanding as of December 31, 2008 for each of the NEOs:

	Outstanding Equity Awards at 12/31/08(1)
	# of Securities	# of Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options (#	Options (#	Option Exercise	Option
Name	Exercisable)	Unexercisable)	Price ($/Sh)	Expiration Date

Patrick J. Harshman	8,000		25.5000	6/22/2009
	10,000		65.4063	9/30/2009
	30,000		23.5625	8/1/2010
	40,000		9.1250	1/26/2011
	45,000		10.4000	1/23/2012
	21,326		3.4600	1/28/2013
	56,666	23,334	5.8700	2/27/2013
	96,875	53,125	5.1400	5/4/2013
	50,000		9.2900	1/20/2014
	83,333	116,667	8.2000	5/1/2014
	43,465	5,209	5.8600	5/3/2015
	—	200,000	8.1700	5/15/2015
Robin N. Dickson	24,000		25.5000	6/22/2009
	45,000		23.5625	8/1/2010
	40,000		9.1250	1/26/2011
	37,000		10.4000	1/23/2012
	37,028		3.4600	1/28/2013
	35,419	14,581	5.8700	2/27/2013
	40,000		9.2900	1/20/2014
	29,166	40,834	8.2000	5/1/2014
	44,791	5,209	5.8600	5/3/2015
	—	100,000	8.1700	5/15/2015
Matthew Aden	29,166	70,834	11.2000	10/8/2014
	—	60,000	8.1700	5/15/2015
Nimrod Ben-Natan	3,500		25.5000	6/22/2009
	9,000		23.5625	8/1/2010
	10,000		9.1250	1/26/2011
	13,000		10.4000	1/23/2012
	6,420	11,667	5.8700	2/27/2013
	3,278		8.9300	1/14/2014
	29,166	40,834	8.2000	5/1/2014
	3,500	1,250	5.8600	5/3/2015
	—	100,000	8.1700	5/15/2015
Neven Haltmayer	31,875	13,125	5.8700	2/27/2013
	8,000		8.9300	1/14/2014
	29,166	40,834	8.2000	5/1/2014
	9,854	1,146	5.8600	5/3/2015
	—	100,000	8.1700	5/15/2015

1.	Under our Stock Option Plans, these options vest 25% upon completion of 12 months service and 1/48 per month thereafter and expire after seven years or ten years from date of grant, contingent upon continued employment.

OPTIONS EXERCISED DURING 2008

The following table summarizes the options exercised during the year ended December 31, 2008 and the value realized upon exercise:

	Option Awards
	Number of Shares	Value Realized
	Acquired on	Upon Exercise
	Exercise(2)	($)(3)

Patrick J. Harshman(1)	20,000	54,893
Robin N. Dickson	24,000	17,783
Nimrod Ben-Natan	6,081	20,858
Neven Haltmayer	14,000	105,860

1.	Mr. Harshman purchased 10,000 of the underlying shares and continues to hold them.

2.	No other NEOs exercised stock options during 2008.

3.	This value is the difference between the option exercise price and the market value of the underlying shares on the date of exercise, multiplied by the number of shares.

PENSION BENEFITS AND NONQUALIFIED DEFERRED COMPENSATION

There are no pension or retirement benefit plans for any of the NEOs, other than a 401(k) deferred compensation plan which is available to all regular, full-time U.S. employees of the Company. The Company made matching contributions to the 401(k) plan of up to $1,000 per annum per participant in 2008, 2007 and 2006. Details of Company contributions for NEOs in 2008 are included in the “All Other Compensation” column in the Summary Compensation Table on page 23.

CHANGE OF CONTROL AGREEMENTS

The Company does not have employment agreements with any of its NEOs. As of December 31, 2008, the Company had entered into change of control severance agreements with each of the NEO’s. Based on a hypothetical termination date of December 31, 2008, the respective amounts paid to the NEOs in the event of a change of control would have been:

			Value of
			Unvested
			Stock
	Salary ($)	Bonus ($)	Options(1)(2)	Other(3)	Total(4)
Patrick J. Harshman	900,000	356,000	24,969	56,800	1,337,769
Robin N. Dickson	495,000	173,270	0	17,530	685,800
Matthew Aden	250,000	137,500	0	25,438	412,938
Nimrod Ben-Natan	240,000	72,000	0	30,740	342,740
Neven Haltmayer	250,000	75,228	0	30,740	355,968

1.	The amounts in this column represent the value which would have been realized by the acceleration of unvested stock options, calculated by multiplying the number of shares subject to acceleration by the difference between $5.61, the closing price of the Company’s stock on December 31, 2008 and the exercise price.

2.	The Company’s change of control severance agreements have a provision that all unvested stock options will be fully accelerated upon a change of control.

3.	The amounts in the column “Other” represent the cost of continuing health benefits and outplacement fees.

4.	The Company’s change of control severance agreements have a provision that payments will either be made in full with the executive paying any applicable Section 280G excise taxes or the payments will be reduced to a level that does not trigger the Section 280G excise tax. The amounts shown in the table assume that the executive would elect to receive full payment and pay any applicable excise taxes.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation and Equity Ownership Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

EQUITY PLAN INFORMATION

	(a)	(b)	(c)
Number of
securities
remaining
available for
	Number of		future issuance
	securities to be	Weighted-	under equity
	issued upon	average	compensation
	exercise of	exercise price	plans
	outstanding	of outstanding	(excluding
	options,	options,	securities
	warrants and	warrants and	reflected in
Plan Category	rights(2)	rights(3)	column(a))

Equity plans approved by security holders(1)(4)	10,605,513	$9.34	8,656,784

1.	The Company has no equity compensation plans which have not been approved by stockholders.

2.	This column does not reflect options assumed in acquisitions where the plans governing the options will not be used for future awards.

3.	This column does not reflect the price of shares underlying the assumed options referred to in footnote (2) of this table.

4.	This row includes information regarding the 1995 Stock Plan, the 2002 Director Stock Plan and the 2002 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company’s common stock as of the Record Date by (i) each beneficial owner of more than 5% of the Company’s common stock; (ii) each director and each nominee to the Company’s Board of Directors; (iii) each NEO; and (iv) all of the Company’s current directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. The addresses for each of the directors, nominees for director and named executive officers of the Company is c/o Harmonic Inc., 549 Baltic Way, Sunnyvale, CA 94089.

	Number of Shares
Name and Address of Beneficial Owner	Beneficially Owned	Percent of Class(1)

Barclay’s Global Investors, NA, 400 Howard Street, San Francisco, CA 94015(2)	6,300,122	6.6%
Lewis Solomon(3)	94,269	*
Harold Covert(4)	28,602	*
Patrick Gallagher(5)	26,102	*
E. Floyd Kvamme(6)	558,953	*
Anthony J. Ley(7)	671,311	*
William F. Reddersen(8)	90,269	*
David R. Van Valkenburg(9)	109,269	*
Patrick J. Harshman(10)	617,164	*
Robin N. Dickson(11)	455,905	*
Matthew Aden(12)	59,674	*
Nimrod Ben-Natan(13)	117,190	*
Neven Haltmayer(14)	118,165	*
All directors and executive officers as a group (13 persons)(15)	3,013,017	3.1%

*	Percentage of shares beneficially owned is less than one percent.

1.	The number of shares of common stock outstanding used in calculating the percentage for each listed person or entity is based on 95,587,997 shares of common stock outstanding on March 23, 2009. Shares of common stock subject to stock options which are currently exercisable or will become exercisable or restricted stock units which are currently vested or will become vested within 60 days of March 23, 2009, are deemed outstanding for purposes of computing the percentage of the person or group holding such options or restricted stock units, but are not deemed outstanding for purposes of computing the percentage of any other person or group.

2.	Based solely on a review of Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA and other reporting persons named therein, and includes all shares beneficially held by the group formed by such reporting persons (the “Barclays Group”). According to the Schedule 13G, as of December 31, 2008, the Barclays Group included Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG.

3.	Includes 94,269 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of March 23, 2009.

4.	Includes 28,602 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of March 23, 2009.

5.	Includes 26,102 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of March 23, 2009.

6.	Includes 90,269 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of March 23, 2009.

7.	Includes 330,267 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of March 23, 2009.

8.	Includes 90,269 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of March 23, 2009.

9.	Includes 94,269 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of March 23, 2009.

10.	Includes 587,164 shares which may be acquired upon exercise of options exercisable within 60 days of March 23, 2009.

11.	Includes 375,932 shares which may be acquired upon exercise of options exercisable within 60 days of March 23, 2009.

12.	Includes 55,832 shares which may be acquired upon exercise of options exercisable within 60 days of March 23, 2009.

13.	Includes 116,821 shares which may be acquired upon exercise of options exercisable within 60 days of March 23, 2009.

14.	Includes 118,165 shares which may be acquired upon exercise of options exercisable within 60 days of March 23, 2009.

15.	Includes 2,074,105 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of March 23, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC and the NASDAQ Global Select Market. Executive officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons, the Company believes that, with respect to 2008, all filing requirements applicable to its officers, directors and ten percent stockholders were complied with.

It is Harmonic’s policy that all employees, officers and directors must avoid any activity that is or has the appearance of conflicting with the interests of the Company. This policy is included in the Company’s Code of Business Conduct and Ethics, which is posted on our website. All related party transactions must be reviewed and approved by the Company’s Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the compensation agreements and other arrangements that are described under “Executive Compensation and Additional Information” and “Change of Control,” there was not during fiscal year 2008, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, 5% stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

The Company’s Audit Committee has the responsibility to review proposed related party transactions for potential conflicts of interest and approving all such transactions in advance.

OTHER MATTERS

The Company knows of no other matters to be submitted for stockholder action at the 2009 Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

Dated: March 31, 2009

By	Order of the Board of Directors,

Robin N. Dickson

Corporate Secretary

HARMONIC INC.
549 Baltic Way
Sunnyvale, CA 94089
PROXY FOR AN
ANNUAL MEETING OF STOCKHOLDERS
May 21, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Patrick J. Harshman and Robin N. Dickson, and each or either of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Harmonic Inc., held of record March 23, 2009 by the undersigned at the Annual Meeting of Stockholders of Harmonic Inc. to be held at the Company’s offices located at 641 Baltic Way, Sunnyvale, California, on May 21, 2009 at 8:00 A.M. Pacific Time, or at any adjournment thereof.
     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated March 31, 2009, and a copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and, by filing this proxy with the Secretary of the Company, gives notice of such revocation.

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments (Mark the corresponding box on the reverse side)	P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)
▲  FOLD AND DETACH HERE  ▲
You can now access your Harmonic Inc. account online.
Access your Harmonic Inc. stockholder account online via Investor ServiceDirect® (ISD).
The transfer agent for Harmonic Inc. now makes it easy and convenient to get current information on your stockholder account.

•	View account status	•	Make address changes
•	View certificate history	•	Obtain a duplicate 1099 tax form
•	View book-entry information	•	Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
www.bnymellon.com/shareowner/isd
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-311-5582

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
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THIS PROXY WILL BE VOTED AS SPECIFIED HEREON. THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1, 2, AND 3. IF NO SPECIFICATION IS MADE. THIS PROXY WILL BE VOTED BY THE APPLICABLE PROXIES IN THEIR DISCRETION ON OTHER BUSINESS THAT PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Please mark your votes as indicated in this example	☒
The Board of Directors of Harmonic Inc. recommends a vote FOR Proposal Nos. 1, 2, and 3.

			FOR	WITHHOLD	*EXCEPTIONS
			ALL	FOR ALL

1.	To elect eight directors to serve until the earlier of the 2010 Annual Stockholders Meeting or until their successors are elected and duly qualified.		☐	☐	☐

	01 Patrick J. Harshman	05 Harold Covert
	02 Anthony J. Ley	06 Lewis Solomon
	03 David R. Van Valkenburg	07 Patrick Gallagher
	04 E. Floyd Kvamme	08 William F. Reddersen
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN

2.	To approve an amendment to the 2002 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance by 2,000,000 shares.	☐	☐	☐

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.	☐	☐	☐

Please complete, sign and date this proxy and return promptly in the enclosed envelope.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
▲  FOLD AND DETACH HERE  ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders
The Proxy Statement and the 2008 Annual Report to Stockholders are available at:
http://bnymellon.mobular.net/bnymellon/hlit

INTERNET
http://www.proxyvoting.com/hlit
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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